As filed with the Securities and Exchange Commission on October 05, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENEW ENERGY GLOBAL PLC

(Exact name of Registrant as specified in its charter)

United Kingdom	98-1607117
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
C/O Vistra (UK) Ltd
3rd Floor
11-12 St James’s Square
London	SW1Y 4LB
(Address of Principal Executive Offices)	(Zip Code)

ReNew Energy Global Plc – 2021 Incentive Award Plan

ReNew Energy Global Plc – Non-Employee 2021 Incentive Award Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Bass, Esq.

Siddhartha Sivaramakrishnan, Esq.

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017-3852

Tel: (212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, ReNew Energy Global Plc is sometimes referred to as the “Company,” “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The following documents filed by the Company with the SEC (other than portions of those documents furnished or otherwise not deemed filed) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference as of their respective dates and deemed to be a part hereof:

(a)
Our Annual Report on Form 20-F filed for the fiscal year ended March 31, 2023;

(b)
Our Reports of Foreign Private Issuer Pursuant to Rules 13a-16 and 15d-16 under the Exchange Act on Form 6-K filed on April 24, 2023, June 6, 2023, July 24, 2023, July 27, 2023, August 2, 2023, August 15, 2023, August 18, 2023, September 7, 2023, September 12, 2023, and September 22, 2023; and

(c)
The description of our Class A Ordinary Shares contained in our registration statement on Form 8-A (File No. 001-40752), filed by us with the SEC under Section 12(b) of the Exchange Act on August 20, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed filed) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all of the Class A Ordinary Shares offered hereby have been sold or that deregisters all of the Class A Ordinary Shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Every director, officer or former director or officer of our group may be indemnified against all costs, charges, losses, expenses and liabilities incurred by him in connection with any negligence, default, breach of duty, or breach of trust, error, misstatement, misleading statement, omission, breach of warranty of authority or other act by him in relation to us or in connection with our activities as a trustee of an occupational pension scheme, in the actual or purported exercise of his powers or duties or otherwise either as our officer or in his personal capacity, to the extent permitted under the U.K. Companies Act 2006.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith
3.1	Articles of Association as amended on September 12, 2023				X
4.1	Specimen ReNew Global Share Certificate.	F-1	September 21, 2021	4.1
5.1	Opinion of McDermott Will & Emery UK LLP				X
10.1	Non-Employee 2021 Incentive Award Plan as amended on September 12, 2023.				X
10.2	2021 Incentive Award Plan as amended on September 12, 2023.				X
10.3	Form of Indemnification Agreement between ReNew Global and each of its directors and officers	F-1	September 21, 2021	10.3
23.1	Consent of S.R Batliboi & Co LLP				X
23.2	Consent of McDermott Will & Emery UK LLP (included in Exhibit 5.1).				X
24.1	Power of Attorney (included on the signature page of the Registration Statement).				X
107.1	Calculation of Filing Fees Table				X

Item 9. Undertakings.

(a)
The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Delhi, India, on this October 05, 2023.

RENEW ENERGY GLOBAL PLC

By: /s/ Kedar Upadhye

Name: Kedar Upadhye

Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Sumant Sinha and Kedar Upadhye, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of ReNew Energy Global Plc, and to file the same, with all exhibits thereto, and other document in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION	DATE
/s/ Sumant Sinha	Chief Executive Officer and Director	October 05, 2023
/s/ Kedar Upadhye	Chief Financial Officer	October 05, 2023
/s/ William Bowen Shepheard Rogers	Director	October 05, 2023
/s/ Kavita Saha	Director	October 05, 2023
/s/ Yuzhi Wang	Director	October 05, 2023
/s/ Manoj Singh	Lead Independent Director	October 05, 2023
/s/ Sumantra Chakrabarti	Independent Director	October 05, 2023
/s/ Vanitha Narayanan	Independent Director	October 05, 2023
/s/ Philip Graham New	Independent Director	October 05, 2023
/s/ Paula Gold-Williams	Independent Director	October 05, 2023
/s/ Nicoletta Giadrossi	Independent Director	October 05, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of ReNew Energy Global Plc, has signed this registration statement on October 05, 2023.

By: /s/ Colleen A. De Vries

Name: Colleen A. De Vries

Title: Senior Vice President on behalf of Cogency Global Inc.